Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $0.5 Million

Revenues of $4.5 million for Q1 2010

Redwood City, California, February 24, 2010 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its first fiscal quarter ended January 31, 2010.

For the quarter, Versant reported revenues of $4.5 million from its operations compared to $5.6 million for the same quarter of the last fiscal year.

The 21% decrease in revenues for the quarter as compared to the same quarter of last fiscal year was primarily attributable to a 24% decrease in license revenues and also to a 14% decrease in maintenance revenues relative to the same period in the prior fiscal year.  In the quarter ended January 31, 2010 there were generally smaller license transactions compared to the first quarter of fiscal 2009, although one customer accounted for 13% of total revenues in the quarter, whereas no customer accounted for more than 10% of total revenues in the quarter ended January 31, 2009.

Net income for the quarter was $0.5 million and diluted net income per share was $0.14, compared to net income of $1.6 million and diluted net income per share of $0.42 for the first quarter of fiscal 2009.

Versant also reported a decrease in cash and cash equivalents of approximately $0.7 million during the quarter.  The decrease was primarily a result of the increase in trade accounts receivable of $1.3 million and the expenditure of $0.7 million to repurchase shares of our common stock under the stock repurchase program, and was partially offset by an increase in deferred revenues of $0.7 million.

The provision for income taxes for the quarter includes adjustments for taxable gains from US denominated currencies held by our German operations as a result of the strengthening of the US dollar against the euro, and to a lesser extent, foreign withholding taxes on sales transactions for certain countries in the Asia Pacific region.

Under the Company’s current stock repurchase program, in which the Company is authorized to repurchase up to $5.0 million worth of its outstanding common shares, Versant has acquired 49,542 of its common shares in the open market for a total price of approximately $0.7 million, or an average purchase price of $15.03 per share, leaving a balance of approximately $4.3 million in funds available for future repurchases of stock under this program until its expiration on October 31, 2010.

“In the current quarter revenues increased by approximately 8% over the preceding quarter”, said Jochen Witte, CEO of Versant Corporation. “Income from operations also grew 22% compared to the preceding quarter despite our increased spending levels in sales and marketing. We view this as a possible signal of stabilization, although the software market certainly remains very difficult to forecast in the current economic environment.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding possible stabilization in the general economy and in the software markets.  These forward-looking statements are based on our assessment of the general economic environment in fiscal 2010 which may prove to be incorrect.  Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve very significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact, severity and duration of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services or delay such decisions; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors or delays in the sales cycle for our products and services, failures to close key sales transactions, failure of customers to renew maintenance agreements; changing market demands or perceptions of our products and technologies; the impact of actions of our competitors or new technologies; our failure to retain existing customers or to develop and retain significant new customers, including customers in new markets; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations, its ability to effectively utilize any increases in its sales and marketing expense and to maintain its cash flows and adequate working capital; and any failure of our efforts to capitalize on our db4o database business or to ultimately make that business profitable.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2009, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Wednesday, February 24, 2010
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-888-846-5003
International:	1-480-629-9856
Conference ID:	4236224
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00007140

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until March 3, 2010.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	4236224

** Enter the playback pass code to access the replay.

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

(unaudited)

	January 31,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$27,099	$27,812
Trade accounts receivable, net of allowance for doubtful accounts of $8 and $36 at January 31, 2010 and October 31, 2009, respectively	3,553	2,251
Deferred income taxes	879	939
Other current assets	609	633
Total current assets	32,140	31,635

Property and equipment, net	490	488
Goodwill	8,499	8,410
Intangible assets, net	725	802
Other assets	38	38
Total assets	$41,892	$41,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$273	$154
Accrued liabilities	1,068	1,215
Deferred revenues	4,128	3,475
Total current liabilities	5,469	4,844

Deferred revenues	180	177
Other long-term liabilities	107	95
Total liabilities	5,756	5,116

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,511,974 shares issued and outstanding at January 31, 2010, and 3,552,946 shares issued and outstanding at October 31, 2009	95,389	95,730
Accumulated other comprehensive income, net	149	434
Accumulated deficit	(59,402)	(59,907)
Total stockholders’ equity	36,136	36,257
Total liabilities and stockholders’ equity	$41,892	$41,373

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended
	January 31,	January 31,
	2010	2009

Revenues:
License	$2,459	$3,243
Maintenance	1,984	2,314
Professional services	12	62
Total revenues	4,455	5,619

Cost of revenues:
License	81	65
Amortization of intangible assets	77	93
Maintenance	390	383
Professional services	10	36
Total cost of revenues	558	577

Gross profit	3,897	5,042

Operating expenses:
Sales and marketing	1,186	1,186
Research and development	1,044	993
General and administrative	923	1,187
Restructuring	43	—
Total operating expenses	3,196	3,366

Income from operations	701	1,676
Interest and other income, net	10	154
Income before provision for income taxes	711	1,830
Provision for income taxes	206	268

Net income	$505	$1,562

Net income per share:
Basic	$0.14	$0.42
Diluted	$0.14	$0.42

Shares used in per share calculation:
Basic	3,537	3,723
Diluted	3,575	3,760